Press Release	FOR FURTHER INFORMATION: Scott J. Gish Vice President Corporate Communications (203)775-9000 sgish@photronics.com
FOR IMMEDIATE RELEASE
August 18, 2009

PHOTRONICS REPORTS THIRD QUARTER RESULTS

RESULTS INCLUDE IMPACT OF CONSOLIDATION AND WARRANT CHARGES

     Third Quarter Highlights (sequential results excluding the effects of restructure and impairment charges):

  Sales increased 14.6%
  High-end IC sales increased 23%
  High-end FPD sales increased 41%
  Gross margin increased by 520 basis points
  Operating margin improved by $7.6 million
  Working capital increased by $37 million

     BROOKFIELD, Connecticut August 18, 2009 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2009 third quarter results for the period ended August 2, 2009.

     Sales for the third quarter were $95.4 million, down 9.7% compared to $105.7 million for the third quarter of fiscal year 2008. Sales of semiconductor photomasks accounted for $71.7 million, or 75.1% of revenues during the third quarter of fiscal 2009, and sales of flat panel display (FPD) photomasks accounted for $23.7 million, or 24.9% of revenues.

     Net loss for the third quarter of fiscal year 2009 was $22.8 million, or $0.55 loss per share, compared to a net loss of $205.6 million, or $4.93 per share, for the third quarter of fiscal 2008. Net loss for the third quarter of fiscal 2009 included after tax charges of approximately $10.7 million in connection with the Company’s previously disclosed closures of its operations in Shanghai, China and Manchester, United Kingdom and a non-cash mark-to-market charge of $6.8 million for warrants relating to its May 2009 credit facility amendment. Excluding the effect of the aforementioned charges, the Company’s adjusted net loss for the third quarter of fiscal year 2009 was $5.3 million, or $0.13 loss per share.

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PHOTRONICS REPORTS THIRD QUARTER RESULTS.............................................PAGE TWO

     Sales for the first nine months of 2009 were $266.7 million, down 16.5% from the $319.2 million for the first nine months of fiscal 2008. Net loss for the first nine months of fiscal 2009 amounted to $43.2 million, or $1.03 loss per share, which included the impact of consolidation, impairment and warrant charges, as compared to the prior year’s first nine months net loss of $211 million, or $5.07 loss per share which included the impact of impairment charges. Net loss for the first nine months of 2009 included after tax charges of approximately $20.1 million in connection with warrants and the announced restructurings in China and the United Kingdom. Excluding the effect of the aforementioned charges, the Company's adjusted net loss for the first nine months of 2009 was $23.0 million, or $0.55 loss per share.

     Constantine (“Deno”) Macricostas, Photronics’ chairman and chief executive officer commented, “The significant sequential sales growth achieved this quarter encompassed all product lines and technology nodes. The revenue growth was a result of successfully executing our high-end market penetration strategy which was clearly evident during the last few weeks of the quarter. The combination of superior sequential revenue performance coupled with continued management of operating expenses allowed Photronics to achieve an operating profit of $4.2 million, excluding restructuring costs,” concluded Macricostas.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 19, 2009. The live dial-in number is (719) 325-2232. The call can also be accessed by logging onto Photronics’ web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors as discussed in filings with the U. S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements.

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